Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statement of Oculus Innovative Sciences, Inc. on Form S-3 (File No. 333-149223) and Form S-8 (File No. 333-141017) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated June 10, 2009, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2009 and 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of Oculus Innovative Sciences, Inc. for the year ended March 31, 2009.
/s/ Marcum llp

New York, New York
June 10, 2009